Exhibit 99.2

Social Capital Hedosophia Holdings Corp. Announces

Closing of Initial Public Offering and Exercise in Full of Over-Allotment Option

PALO ALTO, CA, September 18, 2017 — Social Capital Hedosophia Holdings Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 69,000,0000 units, including 9,000,000 units issued upon the exercise in full by sole manager Credit Suisse of the option to purchase additional units to cover over-allotments, at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one warrant. Each whole warrant may be exercised for one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. The units are listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “IPOA.U” and began trading on September 14, 2017. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “IPOA” and “IPOA WS,” respectively.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010; telephone: (800) 221-1037; email: newyork.prospectus@credit-suisse.com. A registration statement relating to the securities was declared effective by the SEC on September 13, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Social Capital Hedosophia Holdings Corp.

Ashley Mayer, 650-521-9007

SCHH@socialcapital.com